UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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Optex Systems Holdings, Inc.

(Name of Company as Specified in Its Charter)

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Optex Systems Holdings, Inc.

1420 Presidential Drive

Richardson, TX 75081

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the outstanding common stock of Optex Systems Holdings, Inc., a Delaware corporation (the “Company,” “we”, “us,” or “our”), have approved the following action without a meeting of stockholders in accordance with Section 228(a) of the Delaware General Corporation Law:

•	To elect the following new directors to the Company’s Board of Directors to serve until their successors are duly elected and qualify: Kerry Craven, David Kittay, Owen Naccarato and Charles Trego; and

•	To effect a reverse split of the Company’s issued and outstanding common stock in a ratio of not less than 1:400 nor more than 1:600 at the discretion of the Company’s Board of Directors.

The enclosed information statement contains information pertaining to the matters acted upon.

Pursuant to rules adopted by the Securities and Exchange Commission, you may access a copy of the information statement at www.optexsys.com.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By Order of the Board of Directors

/s/ Peter Benz
Peter Benz
Chairman of the Board
May 18, 2015

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Optex Systems Holdings, Inc.

1420 Presidential Drive

Richardson, TX 75081

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND

US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders of Optex Systems Holdings, Inc. (the “Company,” “we”, “us,” or “our”) taken without a meeting of stockholders to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about May __, 2015 to shareholders of record as of May __, 2015.

What action was taken by written consent?

To effect a reverse split of our outstanding Common Stock in a ratio of not less than 1:400 nor more than 1:600 and to elect four new directors to our Board of Directors.

How many shares of Common Stock were outstanding on May 15, 2015?

On May 15, 2015, the date we received the consent of the holders as described in the preceding question, there were 170,913,943 shares of Common Stock outstanding.

What vote was obtained to approve the proposals contained in this information statement?

As further described in this Information Statement, we obtained the approval of the holders of approximately 75% of our issued and outstanding Common Stock in favor of the reverse split of our issued and outstanding Common Stock described herein and election of three new directors. We also obtained the approval of our Board of Directors.

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $10,000.

APPROVAL 1: REVERSE STOCK SPLIT

General

Our board of directors and the shareholders holding a majority of our issued and outstanding Common Stock approved an amendment to our Certificate of Incorporation, as amended, to effect a reverse stock split which combines the outstanding shares of our common stock into a lesser number of outstanding shares. Our board of directors will have the sole discretion to effect the amendment and reverse stock split at any time prior to December 31, 2015, and to fix the specific ratio for the combination, provided that the ratio would be not less than 1-for-400 and not more than 1-for-600. Our board of directors will also have discretion to abandon the amendment prior to its effectiveness. Our board of directors is hereby providing you with information regarding the reverse stock split as approved by our stockholders.

The reverse stock split proposal permits (but not require) our board of directors to effect a reverse stock split of our outstanding common stock at any time by a ratio of not less than 1-for-400 and not more than 1-for-600 with the specific ratio to be fixed within this range by our board of directors in its sole discretion. We believe that enabling our board of directors to fix the specific ratio of the reverse stock split within the stated range will provide us with the flexibility to implement it in a manner designed to maximize the anticipated benefits for our stockholders. In fixing the ratio, our board of directors may consider, among other things, factors such as: the historical trading price and trading volume of our common stock; the number of shares of our common stock outstanding; the then-prevailing trading price and trading volume of our common stock; the anticipated impact of the reverse stock split on the trading market for our common stock; and prevailing general market and economic conditions.

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The reverse stock split, as approved by our stockholders, will become effective upon the filing of the amendment to our Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware, or at the later time set forth in the amendment. The filing may occur any time after 20 days from the date of completion of mailing of this Information Statement to our shareholders of record as of May __, 2015. The exact timing of the amendment will be determined by our board of directors based on its evaluation as to if and when such action will be the most advantageous to our company and our stockholders. In addition, our board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to abandon the amendment and the reverse stock split if, at any time prior to the effectiveness of the filing of the amendment with the Secretary of State of the State of Delaware, our board of directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed.

The proposed form of amendment to our Certificate of Incorporation, as amended, to effect the reverse stock split is attached as Appendix A to this Information Statement. Any amendment to our Certificate of Incorporation, as amended, to effect the reverse stock split will include the reverse stock split ratio fixed by our board of directors, within the range approved by our stockholders.

Reasons for Proposed Amendment

Our board of directors’ primary reason for approving and recommending the reverse stock split is to increase the per share price of our common stock to meet the listing requirements of the NASDAQ Capital Market (“NASDAQ”). Our board of directors believes that attaining and maintaining the listing of our common stock on NASDAQ is in the best interests of our company and its stockholders. As of May 1, 2015, our common stock has traded on the OTC Market’s electronic interdealer quotation QB system (“OTCQB”) in a 52 week closing price range from $0.007 to $0.03 per share. NASDAQ requires a minimum closing price of $3.00 per share in connection with the initial listing application. We are also required to meet additional conditions to list our common stock on NASDAQ and there is no guarantee that we will be able to meet those conditions. We will submit an application to list our common stock on NASDAQ at such time as determined prudent by our board of directors.

In addition, if our common stock were listed on NASDAQ, our board of directors believes that the liquidity in the trading of our common stock could be significantly enhanced, which could result in an increase in the trading price. However, despite approval of the reverse stock split by our stockholders and the implementation thereof by our board of directors, there is no assurance that our minimum bid price would be or remain following the reverse stock split over NASDAQ’s minimum bid price requirement, and our common stock could fail to attain the minimum bid price requirement necessary to be listed on NASDAQ.

Our board of directors further believes that an increased stock price may encourage investor interest and improve the marketability of our common stock to a broader range of investors. We believe that the reverse stock split will make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the reverse stock split will make our common stock a more attractive and cost effective investment for many investors, which should enhance the liquidity available to the holders of our common stock. Accordingly, we believe that approval of the reverse stock split is in our company’s and our stockholders’ best interests.

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Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, general market conditions and the market perception of our company, may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

The reverse stock split alone would have no effect on our authorized capital stock, and the total number of authorized shares (2,000,000,000) would remain the same as before the reverse stock split. This would have the effect of increasing the number of shares of our common stock available for issuance, which our board of directors believes is important to provide us with flexibility and as many alternatives as possible to obtain financing. We have no specific plans, arrangements or understandings, whether written or oral, to issue any of the shares that will be newly available following the reverse stock split. Our board of directors is also mindful about the potential dilutive effect on existing stockholders. For the reasons discussed in this proposal, our board of directors has approved and recommended a range of reverse stock split ratios to address NASDAQ’s listing price requirement in a more targeted fashion.

Determination of Ratio

The ratio of the reverse stock split, if approved and implemented, will be a ratio of not less than 1-for-400 and not more than 1-for-600, as determined by our board of directors in its sole discretion. Our board of directors believes that stockholder approval of a range of potential exchange ratios, rather than a single exchange ratio, is in the best interests of our stockholders because it provides our board of directors with the flexibility to achieve the desired results of the reverse stock split and because it is not possible to predict market conditions at the time the reverse stock split would be implemented. Our board of directors would carry out a reverse stock split only upon its determination that a reverse stock split would be in the best interests of our stockholders at that time. Our board of directors would then set the ratio for the reverse stock split in an amount it determines is advisable and in the best interests of the stockholders considering relevant market conditions at the time the reverse stock split is to be implemented. In determining the ratio, following receipt of stockholder approval, our board of directors may consider, among other things:

•	the historical and projected performance of our common stock;
•	prevailing market conditions;
•	general economic and other related conditions prevailing in our industry and in the marketplace;
•	the projected impact of the selected reverse stock split ratio on trading liquidity in our common stock and our ability to list our common stock on NASDAQ;
•	our capitalization (including the number of shares of our common stock issued and outstanding);
•	the prevailing trading price for our common stock and the volume level thereof; and
•	potential devaluation of our market capitalization as a result of a reverse stock split.

The purpose of asking for authorization to implement the reverse stock split at a ratio to be determined by our board of directors, as opposed to a ratio fixed in advance, is to give our board of directors the flexibility to take into account then-current market conditions and changes in price of our common stock and to respond to other developments that may be deemed relevant when considering the appropriate ratio.

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Potential Effects of Proposed Amendment

If our board of directors effects the reverse stock split, the reverse stock split will affect all holders of our common stock uniformly, other than those stockholders who receive special treatment upon consummation of the reverse stock split. Our board of directors approved special treatment of stockholders holding less than a number of shares of our common stock equal to the product of 100 multiplied by the consequent term of the reverse stock split ratio, but at least 100 shares of our common stock, to prevent those stockholders from holding less than 100 shares after the reverse stock split. For example, if our board of directors determines to effectuate a reverse stock split at a ratio of 1-for-50, holders of fewer than 50,000 shares of our common stock but at least 100 shares of our common stock (as applicable, “Eligible Holders”) would receive 100 shares of our common stock after the reverse stock split. In addition, our board of directors approved special treatment of stockholders holding less than 100 shares of our common stock such that those holders will not be affected by the reverse stock split. The special treatment is being afforded to preserve round lot stockholders (i.e., holders owning at least 100 shares) and will result in a de minimis number of additional shares of our common stock being outstanding than would have been outstanding if the reverse stock split uniformly affected all stockholders.

The following table sets forth the effect of a 1-for-500 reverse stock split, the midpoint in the contemplated range, and the special treatment being afforded to Eligible Holders and the holders of less than 100 shares of our common stock to preserve round lot stockholders:

Number of Shares Held by Stockholder Prior to Reverse Stock Split	Number of Shares Held by Stockholder After Reverse Stock Split
Less than 100 shares	Same number as held prior to reverse stock split
100 shares to 50,000 Shares	100 shares
50,001 shares	101 shares
100,000 shares	200 shares
500,000 shares	1,000 shares
1,000,000 shares	2,000 shares

The reverse stock split will not affect any stockholder’s percentage ownership interest in our company, except for a nominal increase in percentage ownership interest that will accrue to Eligible Holders and holders of less than 100 shares of our common stock, and except that as described below in “Fractional Shares,” record holders of our common stock otherwise entitled to a fractional share as a result of the reverse stock split because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of our common stock to round up to the next whole share. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power except for a nominal increase that will accrue to Eligible Holders and holders of less than 100 shares of our common stock (subject to the treatment of fractional shares).

The reverse stock split will not change the terms of our common stock. After the reverse stock split, the shares of our common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to our common stock now authorized. Our common stock will remain fully paid and non-assessable.

After the effective time of the reverse stock split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” as described by Rule 13e-3 under the Exchange Act.

If we fail to meet the requirements specified in NASDAQ’s listing standards, our common stock will continue to be quoted on the OTCQB under the symbol “OPXS.”

After the effective time of a reverse stock split, the post-split market price of our common stock may be less than the pre-split price multiplied by the reverse stock split ratio. In addition, a reduction in number of shares of our common stock outstanding may impair the liquidity for our common stock, which may reduce the value of our common stock.

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The availability of a substantial number of authorized but un-reserved shares of our common stock resulting from the reverse stock split, under various scenarios, may be construed as having an anti-takeover effect by permitting the issuance of shares of our common stock to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions in our Certificate of Incorporation or bylaws as then in effect. The proposal to effectuate the reverse stock split did not result from our knowledge of any specific effort to accumulate our securities or to obtain control of us by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise, and our board of directors did not authorize the reverse stock split to increase the authorized shares of our common stock to enable us to frustrate any efforts by another party to acquire a controlling interest or to seek representation on our board of directors.

Beneficial Holders of Common Stock

Upon the implementation of the reverse stock split, we intend to treat shares held by stockholders through a bank, broker or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. Stockholders who hold shares of our common stock with a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers or other nominees.

Registered “Book-Entry” Holders of Common Stock

Certain of the registered holders of our common stock may hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of our common stock. They are, however, provided with statements reflecting the number of shares registered in their accounts. Stockholders who hold shares electronically in book-entry form with our transfer agent will not need to take action to receive evidence of their shares of post-reverse stock split common stock.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by our transfer agent after the effective time of the reverse stock split. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to our transfer agent in exchange for certificates representing the appropriate number of shares of post-reverse stock split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to our transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of shares of our common stock to which they are entitled as a result of the reverse stock split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of shares of post-reverse stock split Common Stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on its reverse side, the New Certificate will be issued with the same restrictive legend on its reverse side.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We will not issue fractional shares in connection with the reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of our common stock to round up to the next whole share.

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Effect of the Reverse Stock Split on Outstanding Convertible Debt, Stock Options, Warrants, and Employee Plans

Based upon the reverse stock split ratio, proportionate adjustments are generally required to be made to the per share exercise or conversion price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants or convertible debt securities entitling the holders to acquire shares of our common stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants or convertible debt securities upon exercise or conversion, as applicable, and approximately the same value of shares of our common stock being delivered upon such exercise or conversion immediately following the reverse stock split as was the case immediately preceding the reverse stock split. The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the reverse stock split ratio.

Accounting Matters

The proposed amendment to our Certificate of Incorporation, as amended, will not affect the par value of our common stock. As a result, at the effective time of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced in the same proportion as the reverse stock split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be reclassified for prior periods to conform to the post-reverse stock split presentation.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the reverse stock split to holders of our common stock. Unless otherwise specifically indicated herein, this summary addresses the U.S. federal income tax consequences only to a beneficial owner of our common stock that is a United states person as defined in the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. holder. This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that may apply to certain special classes of taxpayers under the Code.

As a result, stockholders should seek advice on the tax consequences of the reverse stock split based on their particular circumstances from an independent tax advisor.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split.

U.S. Holders

The reverse stock split is intended to qualify as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the reverse stock split qualifies as a reorganization, a U.S. holder generally will not recognize gain or loss upon the exchange (or deemed exchange) of shares pursuant to the reverse stock split. The aggregate tax basis of the new shares received in the reverse stock split will be the same as the aggregate tax basis in the old shares exchanged. The holding period for the new shares will include the period during which the old shares surrendered in the reverse stock split were held.

Non-U.S. Holders

A non-U.S. holder is a beneficial owner of our common stock that is not a U.S. holder. Generally, non-U.S. holders will not recognize any gain or loss upon the reverse stock split.

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Dissenters’ Rights

Under the Delaware General Corporation Law, stockholders will not be entitled to dissenters’ rights with respect to the proposed amendment to our Certificate of Incorporation, as amended, to effect the reverse stock split, and we do not intend to independently provide stockholders with such rights.

APPROVAL TWO: ELECTION OF DIRECTORS

On May 18, 2015, the Company’s Board of Directors approved an amendment to our Bylaws to increase the number of directors on our Board of Directors from three to seven, and the Board of Directors and the holders of a majority of our shares of outstanding common stock (including holders of our Series A preferred stock and Series B preferred stock voting along with our common stock on an as converted basis) approved the election of four (4) new directors to serve until their successors are elected and duly qualify. These elections will become effective on the 20th calendar day following the date of completion of mailing of this Schedule 14C to our shareholders.

The following table identifies the individuals who have been elected to serve as directors; specifies the class of stockholders who will be entitled to vote with respect to their re-election and specifies the Annual Meeting when their new term as a member of the board will expire.

Name	Director Nominees To Be Elected By (1)	Term Expires (If Elected)
Kerry Craven David Kittay	Common Stockholders Common Stockholders	2016 2016
Owen Naccarato	Common Stockholders	2016
Charles Trego	Common Stockholders	2016
(1) Includes holders of our Series A and Series B Preferred Stock voting on an as converted basis with our Common Stockholders.

Biographies of Directors and Director Nominees

The following biographies for our director electees include their recent employment, other directorships, education, year in which each joined the board and age as of the date of this Proxy Statement. None of the electees own any securities of the Company as of the May 18, 2015, and all four directors meet the standards for independent directors set forth for the Nasdaq Capital Market.

Director Electees

Ms. Kerry Craven, 43, is an effective financial leader with Fortune 100 industry accounting experience. She has served as the Controller for the Actives division of Finisar Corporation since 2004. She currently provides financial leadership for locations in Allen, TX and Fremont, CA. Prior to joining Finisar, Ms. Craven worked for Honeywell International for 11 years in locations in Illinois, Texas, North Carolina and Minnesota. Ms. Craven has experience in cost accounting, budgeting, financial planning, financial analysis, SOX compliance, financial reporting, and strategic planning. Ms. Craven holds a Bachelor of Science in Accounting from Northern Illinois University and an MBA degree from Northern Illinois University and is a licensed CPA in the state of Texas. Our board of directors has determined that Ms. Craven is suited to sit on our Board because of her financial reporting experience.

David Kittay, 51, is an experienced investment banker and asset manager. Mr Kittay is Senior Vice President of North View Investment Banking Group responsible for facilitating the investment banking activities of the firm including relationship cultivation, mergers and acquisitions, capital formation, financial structuring and solutions. Additionally, he serves as Special Consultant to Beechwood Re, a reinsurance company based in New York. In October 2008 he co-founded Summerline Asset Management, a specialty investment firm, with which he has been involved on a continuous basis since 2008, which works with non-investment grade public and private companies requiring financing ranging from $5 to $100 million. Mr. Kittay holds a Bachelors of Arts from Ithaca College, Ithaca, New York and is a graduate of New York Law School holding his Juris Doctorate degree.

Our board of directors has determined that Mr. Kittay is suited to sit on our Board because of his long term experience with the capital markets.

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Owen Naccarato, Esq., CPA and MBA, 65, has for the last sixteen years been a practicing attorney, with his own firm, specializing in corporate and securities law. Mr. Naccarato specializes in SEC matters. Prior to practicing law, Mr. Naccarato has over twenty years of experience holding various high level financial and accounting positions with Fortune 500 and smaller firms in the manufacturing, leasing, consumer/commercial financing and real estate industries. Mr. Naccarato is a member of the ABA, the California State Bar, the Los Angeles County Bar and the Orange County Bar. Mr. Naccarato also earned a BS in Accounting from Northern Illinois University, an MBA from DePaul University and was a certified public accountant, having articulated in the State of Illinois. Our board of directors has determined that Mr. Naccarato is suited to sit on our Board because of his long standing capital markets experience.

Charles R. Trego, 64, is currently the CFO and a director of Axion Power International, Inc., a battery technology company based in New Castle, PA, and has served in various positions with Axion since 2010. He most recently served as Executive Vice President and Chief Financial Officer of Minrad International, an Amex-listed pharmaceutical and medical device company in Orchard Park, NY. Minrad was acquired by India's Piramal Healthcare in early 2009, and Trego was an integral part of the acquisition strategy and managed the bridge financing through the transition. He served as a consultant providing financial management services to several companies from April 2009 to February 2010. Prior to that, from 2005 to 2008, he was Senior Vice President and Chief Financial Officer of Elmira NY-based Hardinge Inc, a Nasdaq-listed global machine tool company ($327 million in annual revenue), and from 2003 to 2005 he was Chief Financial Officer and Treasurer of Latham NY-based Latham International ($180 million in annual revenue), a privately held manufacturer and marketer of swimming pool components, His career began with a position as Senior Auditor with Ernst & Whinney in Dayton, and continued with financial officer positions with increasing responsibility with Ponderosa Inc., Bojangles of America, Rich Sea Pak, Rymer Foods and Rich Products Corporation. During his 14-year tenure as Chief Financial Officer at Rich Products, revenue increased from $650 million to more than $1.8 billion. He has over 30 years of experience as a financial officer of global middle businesses across several industries and includes private (family), public and private equity ownership structures. He has served as the chief financial officer of startup, turnaround, restructuring and growth businesses with revenue ranging from $25 million to $2 billion. Trego graduated from the University of Dayton in 1972 (BS in Accounting) and in 1978 (MBA). He achieved his CPA designation in 1973 from the State of Ohio. The Company has determined that Mr. Trego should serve as a director due to his long term finance and accounting experience.

MANAGEMENT

Our board of directors directs the management of the business and affairs of our company as provided in our certificate of incorporation, our by-laws and the General Corporation Law of Delaware. Members of our board of directors keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

Our Company is led by Danny Schoening, who has served as COO since 2009 and was appointed CEO in 2013, and by Merrick Okamoto who served on our Board since 2009, was appointed Chairman in 2013 and maintained this role until his resignation on November 19, 2014. On November 19, 2014, Peter Benz was appointed as a Director of the Issuer by its Board of Directors and was also elected as the Issuer’s Chairman of the Board of Directors. Our board of directors consists of three directors. The board has an inactive audit committee, as further discussed below, and has no other committees due to its small size.

Our board leadership structure is used by other smaller public companies in the United States, and we believe that this leadership structure is effective for us. We believe that having a separate President (principal executive officer) and Chairman is the correct form of leadership for Optex Systems Holdings. We believe that due to our small size bifurcating the leadership role provides for a second point of view and oversight rather than consolidating the role in one individual, who is also tasked with the day to day affairs of Optex Systems Holdings. We believe that our directors provide effective oversight of the risk management function, especially through dialogue between the full board and our management.

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We do not currently consider diversity in identifying nominees for director. Due to our small size, the priority has been in attracting qualified directors, and issues such as diversity have not yet been considered.

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our current officers and directors were appointed on March 30, 2009, the closing date of the reorganization.

The following table sets forth certain information with respect to the directors and executive officers of Optex Systems Holdings:

Name	Age	Position

Stanley A. Hirschman	68	President, Secretary, Treasurer & Director

Peter T. Benz (2)	54	Chairman of the Board and Director

Danny Schoening	50	Chief Executive Officer, Chief Operating Officer and Director

Karen L. Hawkins (1)	49	Vice President of Finance and Controller

(1)	Effective November 19, 2014, Karen Hawkins, the Vice President of Finance and Controller of Optex Systems Holdings, Inc. (the “Issuer”), was appointed as its Chief Financial Officer.

(2)	Also effective November 19, 2014, Peter Benz was appointed as a Director of the Issuer by its Board of Directors and was also elected as the Issuer’s Chairman of the Board of Directors.

Stanley A. Hirschman. Mr. Hirschman served as a Director and President of Optex Systems, Inc. (Delaware) since September 28, 2008 and assumed the same roles on behalf of Optex Systems Holdings on March 30, 2009, in which roles he is committed to providing Optex his management experience and provides direction and oversight of other executive officers and management. From 1997 to 2009, he was president of CPointe Associates, Inc., a Plano, Texas consulting group, and provided consulting and governance services to small public companies. Since February 2009 he has been the majority beneficial owner of Sileas Corp, the majority shareholder of Optex Systems Holdings. During the past five years, Mr. Hirschman has also sat on the Board of Directors of Axion Power International, Inc.. Prior to establishing CPointe Associates, he was Vice President Operations, Software Etc., Inc., a 396 retail software store chain, from 1989 until 1996. He has also held executive positions with T.J. Maxx, Gap Stores and Banana Republic. Mr. Hirschman is a member of the National Association of Corporate Directors, regularly participates in the KMPG Audit Committee Institute and is a graduate of the Harvard Business School Audit Committees in the New Era of Governance symposium. He is active in community affairs and serves on the Advisory Board of the Salvation Army Adult Rehabilitation Centers. Our Board has determined that Mr. Hirschman is suitable for our Board due to his long term management and corporate governance experience.

Peter T. Benz. On November 19, 2014, Peter Benz was appointed as a Director of Optex Systems Holdings and was also elected as the Issuer’s Chairman of the Board of Directors. Mr. Benz serves as Chairman and Chief Executive Officer of Viking Asset Management, LLC and is a member of the Investment Committee. His responsibilities include assuring a steady flow of candidate deals, making asset allocation and risk management decisions and overseeing all business and investment operations. He has more than 25 years of experience specializing in investment banking and corporate advisory services for small growth companies in the areas of financing, merger/acquisition, funding strategy and general corporate development. Prior to founding Viking in 2001, Mr. Benz founded Bi Coastal Consulting Company where he advised hundreds of companies regarding private placements, initial public offerings, secondary public offerings and acquisitions. Mr. Benz currently serves as a director for usell.com, Inc , Starboard Resources, and Embark Holdings. Prior to founding Bi Coastal Consulting, Mr. Benz was responsible for private placements and investment banking activities at Gilford Securities in New York, NY. Mr. Benz is a graduate of Notre Dame University. The Board of Directors has determined that Mr. Benz is suited to be a director because of his capital markets experience.

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Danny Schoening. Mr. Schoening joined Optex Systems, Inc. (Texas) in January 2008. Upon the acquisition of the assets of Optex Systems, Inc. (Texas) by Optex Systems, Inc. (Delaware), Mr. Schoening became the COO of Optex Systems, Inc. (Delaware) (as of September 28, 2008) and he commenced service with Optex Systems Holdings as its Chief Operating Officer as of the date of the reorganization, March 30, 2009 and was appointed Chief Executive Officer and as a Director in 2013. He has been instrumental in establishing the systems and infrastructure required to continue Optex System’s rapid growth. This activity was rewarded with Optex System’s recent ISO9001:2000 Certification. From February 2004 to January 2008, Danny was the Vice President of Operations for The Finisar Corporation AOC Division for 4 years where he led a team of up to 200 employees to produce vertical cavity lasers for the data communications industry at production rates of hundreds of thousands of units per week. Prior to Finisar, Danny was the Director of Operations for multiple divisions of Honeywell International. Serving the Automotive, Medical, Aerospace, and Consumer Commercial Markets. During this 17 year period, Danny was recognized with Honeywell’s Lund Award, their highest award for developing employee resources. Danny has a broad experience level in the following technologies: Mechanical Assembly Processes, Micro-Electronic Assembly Processes, Laser Manufacturing, Plastic Molding, Metal Machining, Plating, Thick Film Printing, Surface Mount Technology, Hall Effect Technology and MEMS based Pressure Devices. Danny received a Bachelors of Science in Manufacturing Engineering Technology from the University of Nebraska, an MBA from Southern Methodist University, and holds three U.S. patents. The Board of Directors has determined that Mr. Schoening is suited to sit on our Board because of his industry experience and as he is the CEO.

Karen L. Hawkins. On November 19, 2014, Karen Hawkins was appointed as its Chief Financial Officer of Optex Systems Holdings, Inc. Ms. Hawkins had previously served as Optex Systems Holdings’ Vice President, Finance and Controller, since the date of the reorganization, March 30, 2009 and was the controller of Optex Systems, Inc. (Delaware), effective September 28, 2009. She began her employment with Optex Systems, Inc. (Texas) in April 2007. Ms. Hawkins has over 25 years’ experience in Financial Accounting and Management, primarily focused in the Defense and Transportation Industries. She has a strong background in both Financial & Cost Accounting, with extensive Government Pricing, Financial Analysis, and Internal Auditing experience. Her past history also includes Program Management, Materials Management and Business Development. She brings over 18 years direct experience in Government Contracting with a strong knowledge of Cost Accounting Standards Board and Federal Acquisition Regulation. Her previous employment includes General Dynamics — Ordinance and Tactical Division, Garland (formerly known as Intercontinental Manufacturing) for over 13 years from November, 1994 through March , 2007. During her tenure there she served in the roles of Controller (Accounting & IT), Program Manager over a $250M 3 year Army Indefinite Delivery/Indefinite Quantity (Indefinite Delivery/Indefinite Quantity) type contract, as well as Materials Manager with oversight of Purchasing, Production Control & Warehousing functions. Prior to her employment at General Dynamics, Ms. Hawkins served in various finance and accounting positions at Luminator, a Mark IV Industries Co, and Johnson Controls, Battery Division - Garland. Karen received her Bachelor’s Degree in Business Administration in Accounting from Stephen F. Austin State University in Texas in 1986 and became a Certified Public Accountant in 1992.

Family Relationships

There are no family relationships among the officers and directors.

Presiding Director

Our Chairman, Merrick Okamoto, as Chairman, acted as the presiding director at meetings of our board of directors during the fiscal years ended 2014 and 2013. Effective as of November 19, 2014, Peter Benz took over as the Chairman and presiding director of the board meetings. In the event that the Chairman is unavailable to serve at a particular meeting, responsibility for the presiding director function will rotate among the directors in attendance.

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Corporate Governance

Our board of directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. Our board of directors actively supports management’s adoption and implementation of many “best practices” in the area of corporate governance, including annual review of internal control changes, compensation practices, executive management and auditor retention. In 2014 all directors attended a minimum of 75% of the meetings of the board of directors.

Code of Ethics

Our board of directors has adopted a Code of Ethics which has been distributed to all directors, and executive officers, and will be distributed to employees and will be given to new employees at the time of hire. The Financial Code of Ethics contains a number of provisions that apply principally to our Principal Executive Officer, Principal Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Relations” section of our website (www.optexsys.com) under the section for corporate governance. We also intend to disclose any amendments or waivers of our Code on our website.

Board Meetings

We are incorporated under the laws of the State of Delaware. The interests of our stockholders are represented by the board of directors, which oversees our business and management.

The board of directors meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. The board held four meetings (including special meetings) and took action by unanimous written consent zero times during our fiscal year ended September 28, 2014.

Board Committees

At this time, the board of directors currently has an inactive audit committee which did not meet in fiscal years 2013 and 2014. In conjunction with its proposed listing on the NASDAQ Capital Market and upon the effectiveness of the election of the directors named herein, the Company intends to form an audit committee, a compensation committee and a nominating committee, all of which will be constituted to meet the NASDAQ Capital Market independence requirements, and all to have compliant charters, which will be posted on our website and be disclosed in a Current Report on Form 8-K to be filed upon their constitution.

Board nominations

Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to our Corporate Secretary, either by personal delivery or by United States mail, postage prepaid. The stockholder’s notice must be received by the Corporate Secretary not later than (a) with respect to an Annual Meeting of Stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of the meeting is first given to stockholders. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC, including the written consent of the person proposed to be nominated to being named in the proxy statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth as to the stockholder making the nomination (i) the name and address of the stockholder, (ii) the number of shares held by the stockholder, (iii) a representation that the stockholder is a holder of record of stock of the Optex Systems Holdings, entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice, and (iv) a description of all arrangements or understandings between the stockholder and each nominee.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the board of directors or any board member by writing to them at Optex Systems Holdings, Inc., 1420 Presidential Drive, Richardson, TX 75081. The outside of the envelope should prominently indicate that the correspondence is intended for the board of directors or for a specific director. The secretary will forward all such written communications to the director to whom it is addressed or, if no director is specified, to the entire board of directors.

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Director Attendance at Annual Meetings of Stockholders

Directors are encouraged to attend annual meetings, although such attendance is not required.

Board Independence

Our board of directors has determined that none of our current directors would meet the independence requirements of the NASDAQ Capital Market, if such standards applied to the Company. In the judgment of the board of directors, none of our directors meet such independence standards. In reaching its conclusions, the board of directors considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the directors, including those discussed under the caption “Certain Relationships and Related Transactions” below. Our board of directors determined that any relationships that exist or existed in the past between the Company and each of the independent directors were immaterial on the basis of the information set forth in the above-referenced sections.

Director Compensation

See table below under “Executive Compensation — Director Compensation.”

Executive Compensation

The board of directors administers our option compensation plan. Our Principal Executive Officer and other members of management regularly discuss our compensation issues with the Board of Directors. Subject to Board review, modification and approval, Mr. Hirschman typically makes recommendations respecting bonuses and equity incentive awards for the other members of the executive management team. The Board establishes all bonus and equity incentive awards for Mr. Hirschman in consultation with other members of the management team.

Summary Compensation Table

The following table sets forth, for the years indicated, all compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by Optex Systems Holdings’ principal executive officer, principal financial officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods. These officers are referred to herein as the “named executive officers.” Except as provided below, none of our executive officers received annual compensation in excess of $100,000 during the last two fiscal years.

Name and						Option	All Other
Principal		Salary	Bonus	Stock		Awards ($)	Compensation		Total
Position	Year	($)	($)	Awards ($)		(1)	($)		($)
Stanley A. Hirschman,	2014	$61,033	$	$		$15,766	$		$76,799
President	2013	79,334	—			7,968			87,302
	2012	90,001	—		—	6,579		—	96,580

Danny Schoening,	2014	$225,261	$42,375	$		$31,531	$		$299,167
CEO	2013	218,856	—			5,115			223,971
	2012	232,076	48,092		—	23,514		—	303,682

Karen Hawkins	2014	$160,422	$11,931	$		$15,766	$		$188,119
VP Finance / Controller	2013	160,178	7,839			16,636			184,653
	2012	160,609	34,312		—	20,602		—	215,523

(1)	The amounts in the “Option awards” column reflect the dollar amounts recognized as the executive portion of compensation expense for financial statement reporting purposes for each named executive officer during fiscal 2011 through fiscal 2013, as required by FASB ASC 718, disregarding any estimates for forfeitures relating to service-based vesting conditions. For the assumptions relating to these valuations, see note 10 to our fiscal 2014 audited financial statements.

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Option Grants in Last Fiscal Year

On December 19, 2013, the Board of Directors of Optex Systems Holdings, Inc. authorized an amendment to its Stock Option Plan to increase the number of issuable shares from 50,000,000 to 75,000,000 and authorized the grant of 20,000,000 options to three board members and a grant of 5,000,000 to an Optex Systems Holdings officer. The options are exercise prices of $0.01per share with each grant to vest 25% per year over four years for each year with which the grantee is still employed by or serving as a director of Optex Systems Holdings, Inc. (with all unvested options automatically expiring on the date of termination of employment by or service as a director of Optex Systems Holdings, Inc.) and all unvested options immediately vesting upon a change of control due to a merger or acquisition of the Company. There were no other plan based awards made to our named executive officers during the fiscal year ended September 28, 2014 or for the fiscal year ended September 29, 2013.

Employment Agreement

Optex Systems Holdings entered into an employment agreement with Danny Schoening dated December 1, 2008. The term of the agreement commenced as of December 1, 2008 and the current term would have expired on December 1, 2011, but has automatically renewed through December 1, 2014. The term of the agreement shall be automatically extended for successive 18 month periods, unless Optex Systems Holdings shall provide a written notice of termination at least ninety (90) days, or the Mr. Schoening shall provide a written notice of termination at least 90 days, prior to the end of the initial term or any extended term, as applicable. During the first eighteen months of the term of the agreement, Optex Systems Holdings paid to Schoening a base salary at the annual rate of $190,000, and his base salary for the first renewal term has continued at the same rate. On December 9, 2011, the Board of Directors of Optex Systems Holdings authorized a six percent increase in Schoening’s base salary effective January 1, 2012.  On December 19, 2013, the Board of Directors of Optex Systems Holdings authorized a five percent increase in Schoening’s base salary effective January 1, 2014. Schoening was paid a one-time bonus of $10,000 at the commencement of the employment agreement in December 2008 and was granted 1,414,649 options to purchase common stock of Optex Systems Holdings at an exercise price of $0.15 per share at the time of the closing of the reorganization.

On each subsequent renewal date of the commencement of employment, Schoening’s base salary shall be reviewed by the Board and may be increased to such rate as the Board, in its sole discretion, may hereafter from time to time determine. During the term of the agreement, Schoening shall be entitled to receive bonuses of up to 30% of his base salary per year at the discretion of Optex Systems Holdings’ Board of Directors pursuant to performance objectives to be determined by the Board of Directors. Any bonuses shall be payable in cash and shall be paid within ninety (90) days of any year anniversary of the date of the agreement. Upon closing of the reorganization, Optex Systems Holdings granted Schoening stock options equal to 1% of the issued and outstanding shares of Optex Systems Holdings immediately after giving effect to the reorganization, with 34% of the options having vested on March 30, 2010, and 33% of the options having vested on March 31, 2011 and 33% of the options having vested on March 31, 2012.

The employment agreement events of termination consist of: (i) death of Mr. Schoening; (ii) termination by Optex Systems Holdings for cause (including conviction of a felony, commission of fraudulent acts, willful misconduct by Mr. Schoening, continued failure to perform duties after written notice, violation of securities laws and breach of the employment agreement), (iii) termination without cause by Optex Systems Holdings and (iv) termination by Mr. Schoening for good reason (including breach by Optex Systems Holdings of its obligations under the agreement, the requirement for Mr. Schoening to move more than 100 miles away for his employment without consent, and merger or consolidation that results in more than 66% of the combined voting power of the then outstanding securities of Optex Systems Holdings or its successor changing ownership or a sale of all or substantially all of Optex Systems Holdings’ assets, without the surviving entity assuming the obligations under the agreement). For a termination by Optex Systems Holdings for cause or upon death of Mr. Schoening, Mr. Schoening shall be paid salary and bonus earned through the date of termination. For a termination by Optex Systems Holdings without cause or by Mr. Schoening with good reason, Mr. Schoening shall also be paid six months base salary in effect and all granted stock options shall remain exercisable for a period of two years after such termination, with all unvested stock options immediately vesting. The agreement contains a standard non-solicitation and non-compete agreement that extends for one year subsequent to termination thereof.

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•	On December 19, 2013, pursuant to the compensation bonus agreement in the Board of Directors Resolution dated January 3, 2013, Danny Schoening, CEO, was awarded an executive compensation incentive bonus payout in the sum of $42 thousand.

•	On December 19, 2013, the Board of Directors of Optex Systems Holdings, Inc. approved a performance based compensation bonus agreement for Danny Schoening, CEO, for the fiscal year ending September 28, 2013 with payout milestones from 5% to 25% for achieved revenues of $13 million through $20 million and EBITDA targets of $0 to $800 thousand.

•	On December 19, 2013 the Board of Directors of Optex Systems Holdings, Inc. authorized salary increase of 5% to Danny Schoening, CEO, effective January 1, 2014.

Optex Systems Holdings does not have any other employment agreements with its executive officers and directors.

Equity Compensation Plan Information

Optex Systems Holdings currently has an option compensation plan covering the issuance of options for the purchase of up to 75,000,000 shares, which was increased from 50,000,000 shares on December 19, 2013 The purpose of the Plan is to assist Optex Systems Holdings in attracting and retaining highly competent employees and to act as an incentive in motivating selected officers and other employees of Optex Systems Holdings and its subsidiaries, and directors and consultants of Optex Systems Holdings and its subsidiaries, to achieve long-term corporate objectives. There are 75,000,000 shares of common stock reserved for issuance under this Plan. As of September 28, 2014, Optex Systems Holdings had issued 73,751,649 share options under this Plan of which 5,840,000 shares had forfeited and 25,201,649 shares had vested, and 5,000,000 shares had been exercised as of September 28, 2014.  On December 19, 2013, the Board of Directors of Optex Systems Holdings, authorized the grant of 20,000,000 options to three board members and a grant of 5,000,000 to an Optex Systems Holdings officer.

The outstanding options include 20,105,500 options that are currently vested and exercisable as of December 19, 2014. The vested options represent potential future cash proceeds to our company of $631,297.There are no additional options that will become vested and exercisable within 60 days. The remaining options will vest and become exercisable over the next one to three years. The following table provides summary information on our outstanding options as of December 19, 2014.

	Vested Option Grants			Unvested Option Grants
	Shares	Price	Proceeds	Shares	Price	Proceeds
FY2009 Employee & officer plan options	2,491,649	$0.15	$373,747	—	$0.15	$—
FY2012 Employee & officer plan options (1)	6,565,000	0.01	65,650	3,855,000	0.01	$38,550
FY2012 Directors plan options (1)	21,250,000	0.01	212,500	3,750,000	0.01	37,500
FY2014 Directors plan options (2)	8,750,000	0.01	87,500	11,250,000	0.01	112,500
FY2014 Employee & officer plan options (2)	1,250,000	0.01	12,500	3,750,000	0.01	37,500
Non-plan options to consultants and employees	—	—	—	—	—	—
Total	40,306,649	$0.02	$751,897	22,605,000	$0.01	$226,050

(1)	Includes 17,710,500 options that were vested and exercisable as of fiscal year ended September 28, 2014 and 8,854,500 options that became vested and exercisable as of December 9, 2014. The FY2012 directors plan options also include 1,250,000 options, for Merrick Okamoto, former director, which became fully vested as of November 19,, 2014 pursuant to a November 19, 2013 Board of Directors resolution and acceptance of his resignation.

(2)	Options granted by the Board of Directors as of December 19, 2013. Includes 5,000,000 options that became vested and exercisable as of December 9, 2014 and 5,000,000 options for Merrick Okamoto, former director, which became fully vested as of November 19,, 2014 pursuant to a November 19, 2013 Board of Directors resolution and acceptance of his resignation.

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The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.

Outstanding Equity Awards as of September 28, 2014

	Option Awards
	Number of shares underlying unexercised options
	Non-Plan		Equity Incentive Plan Awards
Name	# Exercisable	# Unexercisable	Total Granted	Exercise Price	Expiration Date	Footnotes

Danny Schoening	1,414,649	—	1,414,649	0.15	3/29/2016		(1)
	5,000,000	5,000,000	10,000,000	0.01	12/8/2018		(3)
	-	10,000,000	10,000,000	0.01	12/19/2020		(4)

Karen Hawkins	250,000		250,000	0.15	5/13/2016		(2)
	2,500,000	2,500,000	5,000,000	0.01	12/8/2018		(3)
	-	5,000,000	5,000,000	0.01	12/19/2020		(4)

Stan Hirschman	2,500,000	2,500,000	5,000,000	0.01	12/8/2018		(3)
	-	5,000,000	5,000,000	0.01	12/19/2020		(4)

Merrick Okamato	2,500,000	2,500,000	5,000,000	0.01	12/8/2018		(3)
	-	5,000,000	5,000,000	0.01	12/19/2020		(4)

(1)	Options granted on March 30, 2009 pursuant to employment agreement and reverse Merger. Shares vest over 3 years at a rate of 34%, 33% and 33% for each respective anniversary date subsequent to 2009 and expire after seven years. As of September 28, 2014 100% of the options had vested.

(2)	Options granted on May 18, 2009 pursuant to employee stock option compensation plan. Shares vest over 4 years at a rate of 25% per year each respective anniversary date subsequent to 2009 and expire after seven years. As of September 28, 2014 100% of the options had vested.

(3)	Options granted on December 9, 2011 pursuant to employee stock option compensation plan. Shares vest over 4 years at a rate of 25% per year each respective anniversary date subsequent to 2011 and expire after seven years. As of September 28, 2014 25% of the options had vested and an additional 25% of the total granted options had vested and became exercisable on December 9, 2014.

(4)	Options granted on December 19, 2013 pursuant to employee stock option compensation plan. Shares vest over 4 years at a rate of 25% per year each respective anniversary date subsequent to 2013 and expire after seven years. As of September 28, 2014 none of the options had vested and 25% of the total granted options had vested and became exercisable on December 19, 2014.

Nonqualified deferred compensation

We had no non-qualified deferred compensation plans during year ended September 28, 2014.

Director Compensation

The following table provides information regarding compensation paid to directors for services rendered during the year ended September 28, 2014.

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Fees
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation
Name	($)	($)	($)(2)	($)	Earnings ($)	($)	Total ($)
Stanley A. Hirschman (2)	—	—		—	—	—	—
Merrick Okamoto (1)	30,000	—	15,766	—	—	—	45,766
Danny Schoening (2)	—	—		—	—	—	—

(1)	Director Fees paid monthly from October 2013 through September 2014. Mr. Okamoto is paid $2,500 monthly as an Independent Director. He resigned effective November 19, 2014.

(2)	The amounts in the “Option awards” column reflect the dollar amounts recognized as the director fee portion of compensation expense for financial statement reporting purposes for each named director executive officer during fiscal 2013, as required by FASB ASC 718, disregarding any estimates for forfeitures relating to service-based vesting conditions. For the assumptions relating to these valuations, see note 10 to our fiscal 2013 audited financial statements. Stanley A. Hirschman and Danny Schoening option awards have been separately reported as Executive Compensation on the summary compensation table.

The members of our board of directors are actively involved in various aspects of our business ranging from relatively narrow board oversight functions to providing hands-on guidance to our executives and scientific staff with respect to matters within their personal experience and expertise. We believe that the active involvement of all directors in our principal business and policy decisions increases our board of directors’ understanding of our needs and improves the overall quality of our management decisions.

With the exception of Mr. Hirschman and Danny Schoening, our directors are compensated separately for service as members of our board of directors. As of February 1, 2010, Mr. Hirschman was paid a salary from Optex Systems Holdings as disclosed in the executive compensation table above.

Nonqualified deferred compensation

We had no non-qualified deferred compensation plans during year ended September 28, 2014.

Post-Termination Compensation

We have not entered into change in control agreements with any of our named executive officers or other members of the executive management team other than the provision with respect to Mr. Schoening described above. No awards of equity incentives under our 2009 Stock Option Plan provide for immediate vesting upon a change in control. However, our Board of Directors has the full and exclusive power to interpret the plans, including the power to accelerate the vesting of outstanding, unvested awards. A “change in control” is generally defined as (1) the acquisition by any person of 66% or more of the combined voting power of our outstanding securities or (2) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of us with or into another corporation.

Certain Relationships and Related Transactions, and Director Independence

Relationship between Optex Systems, Inc. (Texas), Irvine Sensors Corporation and Longview and Alpha

Longview and Alpha were owed certain debt by Irvine Sensors Corporation including debt evidenced by (i) a December 29, 2006 Term Loan and Security Agreement executed by Irvine Sensors Corporation and Longview and Alpha, and (ii) a series of secured promissory notes purchased by them and issued to them on December 29, 2006, July 19, 2007 and November 28, 2007. As of August 24, 2008, the total amount due under all of the described notes was approximately $18.4 million. Optex Systems, Inc. (Texas), which was and is a wholly owned subsidiary of Irvine Sensors Corporation, was a guarantor of all of those notes, and pursuant to related security agreements Longview and Alpha had a validly perfected, fully enforceable security interest in all personal property of Optex Systems, Inc. (Texas). On September 19, 2008, pursuant to an Assignment and Stock/Note Issuance Agreement, Alpha and Longview transferred and assigned to Optex Systems, Inc. (Delaware) which assumed, $15 million of their respective interests and rights in the aforesaid notes and obligations to Optex Systems, Inc. (Delaware) in exchange for $9 million of equity and $6 million of debt.

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Acquisition of Assets of Optex Systems, Inc. (Texas) by Optex Systems, Inc. (Delaware) on October 14, 2008

On October 14, 2008, in a purchase transaction that was consummated via public auction, Optex Systems, Inc. (Delaware) purchased all of the assets of Optex Systems, Inc. (Texas) in exchange for $15 million of Irvine Sensors Corporation debt owned by it and the assumption of approximately $3.8 million of certain Optex Systems, Inc. (Texas) liabilities. The $15 million of Irvine Sensors Corporation debt was contributed by Longview and Alpha to Optex Systems, Inc. (Delaware) in exchange for a $6 million note payable from Optex Systems, Inc. (Delaware) and a $9 million equity interest in Optex Systems, Inc. (Delaware). Longview and Alpha owned Optex Systems, Inc. (Delaware) until February 20, 2009, when Longview sold 100% of its interests in Optex Systems, Inc. (Delaware) to Sileas, as discussed below. In referring to these transactions, Optex Systems, Inc. (Delaware) is considered to be the successor entity to Optex Systems, Inc. (Texas), the predecessor entity.

Secured Promissory Notes and Common Shares Issued in connection with Purchase by Optex Systems, Inc. (Delaware)

In connection with the public sale of the Optex Systems, Inc. (Texas) assets to Optex Systems, Inc. (Delaware), Optex Systems, Inc. (Delaware) delivered to each of Longview and Alpha a Secured Promissory Note due September 19, 2011 in the principal amounts of $5,409,762 and $540,976, respectively. Each Note bears simple interest at the rate of 6% per annum, and the interest rate upon an event of default increases to 8% per annum. After 180 days from the issue date, the principal amount of the Notes and accrued and unpaid interest thereon may be converted into Optex Systems, Inc. (Delaware) common stock at a conversion price of $1.80 per share (pre-split and pre-reorganization price). The Notes may be redeemed prior to maturity at a price of 120% of the then outstanding principal amount plus all accrued and unpaid interest thereon. The obligations of Optex Systems, Inc. (Delaware) under the Notes are secured by a lien against all of the assets of Optex Systems, Inc. (Delaware) in favor of Longview and Alpha. In addition, Optex Systems, Inc. (Delaware) issued common stock to each of Longview and Alpha in the quantities of 45,081,350 and 4,918,650, respectively. On October 30, 2008, Alpha sold its Optex Systems, Inc. (Delaware) common stock to Arland Holding, Ltd. On February 20, 2009, Longview sold its Note to Sileas (see below).

Acquisition by Sileas of Longview’s Interests in Optex Systems, Inc. (Delaware) on February 20, 2009

On February 20, 2009, Sileas purchased 100% of the equity and debt interest held by Longview, representing 90% of Optex Systems, Inc. (Delaware), in a private transaction. The primary reason for the acquisition was to eliminate shareholder control of Optex Systems Holdings by Longview and to limit any perception of control over the day-to-day operations of Optex Systems Holdings, whether or not such control actually existed. While Longview makes investments in a variety of companies, it strives to invest passively and leave the day-to-day operations of the companies in its investment portfolio to the management teams of those companies. In addition, the acquisition allowed Optex Systems Holdings to avoid potential conflicts of interest or other related business issues that might have adversely affected Optex Systems Holdings’ operations as a result of Longview’s investments in other companies.

The purchase price for the acquisition was $13,524,405. Sileas issued a purchase money note to Longview for the full amount of the purchase price in exchange for 45,081,350 shares of common stock of Optex Systems Holdings (representing 90% of the outstanding shares) and transfer to Sileas of a note dated December 2, 2008, issued by Optex Systems Holdings to Longview in the principal amount of $5,409,762. No contingent consideration is due the seller in the transaction. The obligations of Sileas under the Note are secured by a security interest in Optex Systems Holdings’ common and preferred stock owned by Sileas that was granted to Longview pursuant to a Stock Pledge Agreement delivered by Sileas to Longview and also by a lien on all of the assets of Sileas. On March 27, 2009, Sileas and Alpha (which owned the balance of the $6,000,000 of the notes) exchanged the $6,000,000 aggregate principal amount of notes, plus accrued and unpaid interest thereon, for 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock.

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Sileas has no operations or business activities other than holding the stock and notes described above and has no revenues, and it holds no assets other than the stock and notes described above. The management of Sileas believes that the value of its common stock and preferred stock holdings in Optex Systems Holdings will increase over time. Sileas plans to repay Longview, no later than the maturity date, through some combination of a recapitalization of Sileas equity and debt and partial or full liquidation of its interests in Optex Systems Holdings. Sileas will be limited by the extent of the stock price of Optex Systems Holdings and limitations on ability to resell the stock it owns in Optex Systems Holdings.

Secured Promissory Note Due February 20, 2016/Longview Fund, LP

As a result of the transaction described above between Sileas and Longview on February 20, 2009, Sileas, the new majority owner of Optex Systems, Inc. (Delaware), executed and delivered to Longview, a Secured Promissory Note due February 20, 2012 in the principal amount of $13,524,405. The Note bears simple interest at the rate of 4% per annum, and the interest rate upon an event of default increases to 10% per annum. In the event that a Major Transaction occurs prior to the maturity date resulting in the Borrower receiving Net Consideration with a fair market value in excess of the principal and interest due under the terms of this Secured Note, then in addition to paying the principal and interest due, Sileas shall also pay an amount equal to 90% of the consideration. “Major Transaction” refers to a transaction whereby Optex Systems, Inc. (Delaware) would consolidate or merge into or sell or convey all or substantially all of its assets to a third party entity for more than nominal consideration, and “Net Consideration” refers to the fair market value of the consideration received in connection with a Major Transaction less all outstanding liabilities of Optex Systems, Inc. (Delaware).

On November 22, 2011  Sileas Corp and Longview Fund, LP entered into an amendment to the Secured Promissory Note that extended the maturity date for an additional two year period ending on February 20, 2014.  In exchange for the extension, Sileas Corp agreed to pay Longview Fund an extension fee equal to 2% of the principal amount of this Secured Note.  As a result of the agreement, the principal amount of the Note was increased $270 thousand to $13.8 million as of November 22, 2011.

On November 27, 2013 Sileas Corp. and the Longview Fund, LP entered into an amendment to the Secured Promissory Note that extended the maturity date for an additional two year period ending on February 20, 2016. In exchange for the extension, Sileas Corp. agreed to pay the Longview Fund an extension fee equal to 2% of the principal amount of this Secured Note. As a result of the amendment, the principal amount of the Note was increased by $275 thousand to $14.1 million as of November 27, 2013, 2013.

Alpha Capital Anstalt Stock Purchase and Preferred Shares Conversions

On February 22, 2012, Alpha Capital Anstalt bought 5,000,000 shares of Optex Systems Holdings restricted common stock at a purchase price of $0.01 per share for a total purchase price of $50,000. On August 22, 2012, Alpha Capital Anstalt converted 3.64 preferred shares at a stated value of $6,860 into 2,500,000 shares of common stock at a conversion price of $0.01 per share for a total converted value of $25,000. The Common Stock was purchased or converted by Alpha in private transactions exempt from registration under Section 4(2) of the Securities Act of 1934 and is restricted from resale and the stock certificate issued bears the appropriate restrictive legend. On March 19, 2013, Alpha Capital Anstalt converted 7.29 shares of Series A preferred stock at a stated value of $6,860 into 5,000,000 shares of its Common Stock at a conversion price of $0.01 per share for a total converted value of $50,000.

Reorganization/Share Exchange

On March 30, 2009, a reorganization occurred whereby the then existing shareholders of Optex Systems, Inc. (Delaware) exchanged their shares of common stock with the shares of common stock of Optex Systems Holdings as follows:1 (i) the outstanding 85,000,000 shares of Optex Systems, Inc. (Delaware) common stock were exchanged by Optex Systems Holdings for 113,333,282 shares of Optex Systems Holdings common stock, (ii) the outstanding 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock were exchanged by Optex Systems Holdings for 1,027 shares of Optex Systems Holdings Series A preferred stock and (iii) the 8,131,667 shares of Optex Systems, Inc. (Delaware) common stock purchased in the private placement, which also occurred on March 30, 2009, were exchanged by Optex Systems Holdings for 8,131,667 shares of Optex Systems Holdings common stock. The per share price in the private placement was $0.15 per share of common stock, and the closing date was March 30, 2009. Optex Systems, Inc. (Delaware) remains a wholly-owned subsidiary of Optex Systems Holdings.

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At the time of the reorganization, 25,000,000 shares owned by Andrey Oks, the former CEO of Optex Systems Holdings, were cancelled. Immediately prior to the closing, 17,449,991 shares of Optex Systems Holdings common stock were outstanding. The 17,449,991 shares derives from the 17,999,995 shares outstanding as of December 31, 2008 plus the 26,999,996 shares issued in conjunction with the 2.5:1 forward stock split authorized by the Sustut Board and shareholders and effected on February 27, 2009 less retirement of Andrey Oks’ 25,000,000 shares and cancellation of 3,800,000 shares previously issued to Newbridge Securities Corporation, shares plus issuance of 1,250,000 shares in payment for two investor relations agreements. The total outstanding common shares of Optex Systems Holdings subsequent to the closing of the reorganization is as follows (1):

Existing Sustut Shareholders	17,449,991

Optex Systems, Inc. (Delaware) shares exchanged	113,333,282
Optex Systems, Inc. (Delaware) Private Placement shares exchanged	8,131,667

Total Shares after reorganization	138,914,940

Cancellation of shares - American Capital Ventures	(700,000)
Private placement - June 29, 2009	750,000
Issuance of shares as consideration - ZA Consulting	480,000

Shares Outstanding on September 27, 2009	139,444,940

Rule 409(b) states: “(b) The registrant shall include a statement either showing that unreasonable effort or expense would be involved or indicating the absence of any affiliation with the person within whose knowledge the information rests and stating the result of a request made to such person for the information.”

We made requests of counsel representing Sustut’s directors and officers to obtain additional information into the principles behind their determination that the securities of the registrant issued in the March 30, 2009 share exchange represented “fair market value” to acquire the business operations of Optex Systems, Inc. (Delaware), and they were not able to provide any information. We confirm that we have no affiliation with Sustut’s former counsel, Anslow & Jacklin, who was our only source of information regarding the prior history of Sustut and that the result of our request was that they stated they had no information and were not able to obtain further information. on this issue.

We have not been able to provide further background as to how the merger consideration was determined beyond the fact that it was determined by negotiation between Sustut and Optex Systems, Inc. (Delaware). Thus, we have invoked Rule 409(b) which states: “(b) The registrant shall include a statement either showing that unreasonable effort or expense would be involved or indicating the absence of any affiliation with the person within whose knowledge the information rests and stating the result of a request made to such person for the information.”

Transactions with Executive Management

See the “Executive Compensation” section for a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers. Other than as stated in the “Executive Compensation” section, we have not entered into any transactions with executive management.

Principal Accounting Fees and Services

The following table sets forth the fees paid to date for audit services rendered during fiscal years ended September 28, 2014 and September 29, 2013, respectively.

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Fee Category	2014	2013
Audit Fees (1)	$73,260	$100,500

Audit-Related Fees-registration statement consents (2)	$-	$7,237

Tax Fees	$9,000	$8,500

(1)	Audit Fees are fees for professional services performed for the audit of our annual consolidated financial statements and review of consolidated financial statements included in our 10-Q filings for the fiscal years ended September 28, 2014 and September 29, 2013, respectively.

(2)	Fees paid in related to consent for S-1 registration statement and procedures associated with SEC comment letter for S-1 registration statement.

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LEGAL PROCEEDINGS

From time to time, we are involved in lawsuits, claims, investigations and proceedings, including pending opposition proceedings involving patents that arise in the ordinary course of business. There are no matters pending that we expect to have a material adverse impact on our business, results of operations, financial condition or cash flows.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On May 15, 2015, we had 170,913,943 shares of common stock, and 1,001 shares of Series A preferred stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our securities as of May 15, 2015, for (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group; and (iii) each person who we know beneficially owns more than 5% of our common stock.

Beneficial ownership data in the table has been calculated based on Commission rules that require us to identify all securities that are exercisable or convertible into shares of our common stock within 60 days of December 19, 2014 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the holder.

Except as indicated by the footnotes following the table, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Optex Systems Holdings’ corporate headquarters.

Except as otherwise set forth below, the address of each of the persons listed below is Optex Systems Holdings’ address.

Title of Class	Name of Beneficial Owner	Number of Shares	Preferred Conversion (1) (5)	Combined Ownership	Percentage of Outstanding Shares

5% Holders	Alpha Capital (2)	10,025,088	457,794,227	467,819,315	12.95%
	Sileas Corporation (1) (3) (4)	102,184,347	2,541,069,936	2,643,254,283	73.18%

Directors and
Officers:	Stanley Hirschman (1) (3) (10)	107,184,347	2,541,069,936	2,648,254,283	73.32%
	Danny Schoening (1) (6) (8)	113,598,996	2,541,069,936	2,654,668,932	73.49%
	Karen Hawkins (9)	5,250,000	-	5,250,000	0.15%
	Peter Benz (Longview Fund) (7)	1,350,000	-	1,350,000.00	0.04%
Directors and officers as a group (4 Individuals)		125,198,996	2,541,069,936	2,666,268,932	73.81%

1	As of April 3, 2015, Sileas has waived the right to convert its Series A preferred stock into Company common shares until such a time as a reverse stock split of the Company’s stock is effected in sufficient ratio to accommodate full conversion of both Series A and Series B preferred stock from authorized and unissued shares.

2	Represents shares held by Alpha Capital Anstalt, which is located at Pradafant 7, 9490 Furstentums, Vaduz, Lichtenstein

3	Represents shares held by Sileas of which Stanley Hirschman, a Director/Officer Optex Systems Holdings, has a controlling interest (80%); therefore, under Rule 13d-3 of the Exchange Act, Mr. Hirschman is deemed to be the beneficial owner, along with Mr. Schoening.

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4	Sileas’ ownership interest in Optex Systems Holdings has been pledged to Longview as security for a loan in connection with the acquisition of Longview’s interests in Optex Delaware by Sileas. Investment decisions for Longview are made by its investment advisor, Viking Asset Management, LLC. Mr. Peter Benz is the Chairman, Chief Executive Officer and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. Mr. Merrick Okamoto who is a director of Optex Systems Holdings is the President and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. In the event of a default by Sileas on its debt obligation to Longview, the shares held by Sileas may be returned to Longview. Viking and Longview each may be deemed to have shared voting and dispositive authority over the shares of Optex Systems Holdings’ common stock if they are returned to Longview. In such an event, Mr. Benz and Mr. Okamoto, as control persons of Viking and/or Longview, may be deemed to beneficially own all such shares; however, they have stated that they would disclaim such beneficial ownership were this to occur.

5	Represents shares of common stock issuable upon conversion of preferred stock held by the stockholder. Sileas Corporation holds 926 of the preferred Series A shares which are convertible into 2,541,069,936 common shares. Alpha Capital Anstalt owns the remaining 75.5 preferred Series A shares convertible into 207,157,736 common shares and 384.61 shares of the preferred Series B shares which are convertible into 250,636,491 common shares..

6	Represents 102,184,347 shares held by Sileas of which Mr. Schoening, an Officer of Optex Systems Holdings, has a controlling interest (15%); therefore, under Rule 13d-3 of the Exchange Act, Mr. Schoening is deemed to be the beneficial owner, along with Mr. Hirschman, of those shares.

7	Includes 1,350,000 shares of Common Stock held by Longview Fund, LP. Investment decisions for Longview are made by its investment advisor, Viking Asset Management, LLC. Mr. Peter Benz is the Chairman, Chief Executive Officer and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. Peter Benz, as a control person of Viking and/or Longview, may be deemed to beneficially own all such shares; however, he disclaims such beneficial ownership.

8	Includes options to purchase 11,414,649 shares of our common stock which have vested and are currently exercisable.

9	Represents options to purchase 5,250,000 shares of our common stock which have vested and are currently exercisable.

10	Includes options for Mr. Hirschman to purchase 5,000,000 shares each of our common stock which have vested and are currently exercisable

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ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities andExchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549 or may be accessed at www.sec.gov.

By Order of the Board of Directors
/s/ Peter Benz
Peter Benz
Chairman of the Board
May 15, 2015

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EXHIBIT A

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF OPTEX SYSTEMS

HOLDINGS, INC.

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

OF

OPTEX SYSTEMS HOLDINGS, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

[To be added in the Definitive 14C]

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